Exhibit 10.2

EXECUTION VERSION

Amended and Restated

EMPLOYEE MATTERS AGREEMENT

by and between

IAC/INTERACTIVECORP

and

Match Group, Inc.

and

IAC HOLDINGS, INC.

Dated as of

June 30, 2020

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ARTICLE VIII MISCELLANEOUS	17
8.1 Effectiveness	17
8.2 Effect If Mandatory Exchange Effective Time Does Not Occur	17
8.3 Relationship of Parties	17
8.4 Affiliates	17
8.5 Notices	17
8.6 Incorporation of Transaction Agreement Provisions	18

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Amended and restated
EMPLOYEE MATTERS AGREEMENT

This Amended and Restated Employee Matters Agreement, dated as of June 30, 2020, entered into by and between IAC/InterActiveCorp, a Delaware corporation, Match Group, Inc., a Delaware corporation, and IAC Holdings, Inc., a Delaware corporation (“New IAC”), amends and restates the Employee Matters Agreement, by and between IAC and Match, dated as of November 24, 2015, as amended effective as of April 13, 2016 (“Prior EMA”).

RECITALS:

WHEREAS, IAC and Match entered into the Prior EMA in connection with the initial public offering of Match.

WHEREAS, IAC, New IAC, Valentine Merger Sub LLC, a Delaware limited liability company and a wholly owned Subsidiary of IAC (“New Match Merger Sub”) and Match have entered into a Transaction Agreement pursuant to which the Parties have set out the terms on which, and the conditions subject to which, they wish to implement the Separation Transactions (as defined in the Transaction Agreement) (such agreement, as amended, restated or modified from time to time, the “Transaction Agreement”).

WHEREAS, in connection therewith, IAC, New IAC and Match have agreed to enter into this Agreement to amend and restate the Prior EMA and to allocate between them assets, liabilities and responsibilities with respect to certain employee compensation, pension and benefit plans, programs and arrangements and certain employment matters.

WHEREAS, this Agreement shall become effective immediately prior to the Mandatory Exchange Effective Time and shall supersede the Prior EMA at such time, subject to the consummation of the Separation Transactions.

NOW THEREFORE, in consideration of the mutual agreements, covenants and other provisions set forth in this Agreement, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Unless otherwise defined in this Agreement, capitalized words and expressions and variations thereof used in this Agreement have the meanings set forth below. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Transaction Agreement.

1.1           “Affiliate” has the meaning given that term in the Transaction Agreement.

1.2            “Agreement” means this Amended and Restated Employee Matters Agreement, including all the Schedules hereto.

1.3            “Ancillary Agreements” has the meaning given that term in the Transaction Agreement.

1.4            “Approved Leave of Absence” means an absence from active service pursuant to an approved leave policy with a guaranteed right of reinstatement.

1.5            “Auditing Party” has the meaning set forth in Section 7.4(a).

1.6            “Benefits Participation End Date” means December 31, 2020 or such earlier date as Match shall identify to IAC upon at least 120 days’ advance written notice.

1.7            “Benefit Plan” means, with respect to an entity or any of its Subsidiaries, (a) each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and all other employee or director benefits arrangements, policies or payroll practices (including, without limitation, severance pay, sick leave, vacation pay, salary continuation, disability, retirement, deferred compensation, bonus, stock option or other equity-based compensation, hospitalization, medical insurance or life insurance) sponsored or maintained by such entity or by any of its Subsidiaries (or to which such entity or any of its Subsidiaries contributes or is required to contribute) and (b) all “employee pension benefit plans” (as defined in Section 3(2) of ERISA), occupational pension plan or arrangement or other pension arrangements sponsored, maintained or contributed to by such entity or any of its Subsidiaries (or to which such entity or any of its Subsidiaries contributes or is required to contribute). For the avoidance of doubt, “Benefit Plans” includes Health and Welfare Plans and Executive Benefit Plans. When immediately preceded by “IAC,” Benefit Plan means any Benefit Plan sponsored, maintained or contributed to by IAC or an IAC Entity or any Benefit Plan with respect to which IAC or an IAC Entity is a party. When immediately preceded by “Match,” Benefit Plan means any Benefit Plan sponsored, maintained or contributed to by Match or any Match Entity or any Benefit Plan with respect to which Match or a Match Entity is a party.

1.8            “Code” means the Internal Revenue Code of 1986, as amended, or any successor federal income tax law. Reference to a specific Code provision also includes any proposed, temporary or final regulation in force under that provision.

1.9            “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific provision of ERISA also includes any proposed, temporary or final regulation in force under that provision.

1.10          “Former IAC Employee” means (a) any individual who as of immediately prior to the Mandatory Exchange Effective Time is a former employee of the IAC Group or the Match Group, and whose last employment with the IAC Group or Match Group was with an IAC Entity, or (b) any individual who is an IAC Employee as of immediately prior to the Mandatory Exchange Effective Time who ceases to be an employee of the IAC Group following the Mandatory Exchange Effective Time.

1.11          “Former Match Employee” means (a) any individual who as of immediately prior to the Mandatory Exchange Effective Time is a former employee of the IAC Group or the Match Group, and whose last employment with the IAC Group or Match Group was with a Match Entity, or (b) any individual who is a Match Employee as of immediately prior to the Mandatory Exchange Effective Time who ceases to be an employee of the Match Group following the Mandatory Exchange Effective Time.

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1.12          “Health and Welfare Plans” means any plan, fund or program which was established or is maintained for the purpose of providing for its participants or their beneficiaries, through the purchase of insurance or otherwise, medical (including PPO, EPO and HDHP coverages), dental, prescription, vision, short-term disability, long-term disability, life and AD&D, employee assistance, group legal services, wellness, cafeteria (including premium payment, health flexible spending account and dependent care flexible spending account components), travel reimbursement, transportation, or other benefits in the event of sickness, accident, disability, death or unemployment, or vacation benefits, apprenticeship or other training programs or day care centers, scholarship funds, or prepaid legal services, including any such plan, fund or program as defined in Section 3(1) of ERISA.

1.13          “IAC” means, (a) during any period (or portion thereof) ending on or prior to the Mandatory Exchange Effective Time, IAC/InterActiveCorp, a Delaware corporation, and (b) from and after the Mandatory Exchange Effective Time, New IAC.

1.14          “IAC 401(k) Plan” means the IAC/InterActiveCorp Retirement Savings Plan as in effect as of the time relevant to the applicable provision of this Agreement.

1.15          “IAC Common Stock” means, (a) during the period prior to the Mandatory Exchange Effective Time, shares of common stock, $0.001 par value per share, of IAC, and (b) from and after the Mandatory Exchange Effective Time, shares of common stock, $0.001 par value per share, of New IAC.

1.16          “IAC Disclosure Letter” has the meaning set forth in the Transaction Agreement.

1.17          “IAC Employee” means (a) any individual, including IAC Chief Executive Officer, Joseph Levin, who, immediately prior to the Mandatory Exchange Effective Time, is either actively employed by, or then on Approved Leave of Absence from, any IAC Entity, and (b) any individual who becomes an employee of any IAC Entity after the Mandatory Exchange Effective Time.

1.18          “IAC Entities” has the meaning set forth in the Transaction Agreement.

1.19          “IAC Executive Benefit Plans” means the executive benefit and nonqualified plans, programs, agreements, and arrangements established, sponsored, maintained, or agreed upon, by any IAC Entity for the benefit of employees and former employees of any IAC Entity. For the avoidance of doubt, the term “IAC Executive Benefit Plans” shall not include any Health and Welfare Plans or the IAC Long-Term Incentive Plans.

1.20          “IAC Flexible Benefit Plan” means the flexible benefit plan maintained by IAC as in effect as of the time relevant to the applicable provision of this Agreement.

1.21          “IAC Incentive Plans” means any of the annual or short term incentive plans of IAC, all as in effect as of the time relevant to the applicable provisions of this Agreement.

1.22          “IAC Long-Term Incentive Plans” means any of the IAC/InterActiveCorp 2018 Stock and Annual Incentive Plan, the IAC/InterActiveCorp 2013 Stock and Annual Incentive Plan, the IAC/InterActiveCorp 2008 Stock and Annual Incentive Plan, or the IAC/InterActiveCorp 2005 Stock and Annual Incentive Plan, each as in effect as of the time relevant to the applicable provisions of this Agreement.

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1.23          “IAC Post-Separation Value” shall equal:

A minus (B times C)

where

“A” equals the IAC Pre-Separation Value

“B” equals the Match Post-Separation Value

“C” equals the Reclassification Exchange Ratio

1.24          “IAC Pre-Separation Value” means the closing per share price of IAC Common Stock (as defined in the Transaction Agreement) as listed on the NASDAQ as of 4:00 P.M. New York City time on the last full trading session preceding the occurrence of the Mandatory Exchange Effective Time.

1.25          “IAC Ratio” means 3.2727, (a) the IAC Pre-Separation Value divided by (b) IAC Post-Separation Value.

1.26          “Liability” has the meaning given that term in the Transaction Agreement.

1.27          “Match” means, (a) during any period (or portion thereof) ending on or prior to the Mandatory Exchange Effective Time, Match Group, Inc., a Delaware corporation, and (b) from and after the Mandatory Exchange Effective Time, the corporate entity known, immediately prior to the Mandatory Exchange Effective Time, as IAC/InterActiveCorp, a Delaware corporation.

1.28          “Match 401(k) Plan Trust” means a trust relating to the Match 401(k) Plan intended to qualify under Section 401(a) and be exempt under Section 501(a) of the Code.

1.29          “Match 401(k) Plan” means a 401(k) plan established by Match.

1.30          “Match Common Stock” means, (a) during the period prior to the Mandatory Exchange Effective Time, shares of common stock, $0.001 par value per share, of Match, and (b) from and after the Mandatory Exchange Effective Time, New Match Common Stock, as defined in the Transaction Agreement.

1.31          “Match Employee” means (a) any individual who, immediately prior to the Mandatory Exchange Effective Time, is either actively employed by, or then on Approved Leave of Absence from, a Match Entity, and (b) any individual who becomes an employee of any Match Entity from and after the Mandatory Exchange Effective Time. For the avoidance of doubt, “Match Employee” shall not include IAC Chief Executive Officer, Joseph Levin, notwithstanding his service as Executive Chairman of Match.

1.32          “Match Entities” has the meaning set forth in the Transaction Agreement.

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1.33          “Match Executive Benefit Plans” means the executive benefit and nonqualified plans, programs, and arrangements established, sponsored, maintained, or agreed upon, by any Match Entity for the benefit of employees and former employees of any Match Entity. For the avoidance of doubt, the term “Match Executive Benefit Plans” shall not include any Health and Welfare Plans or the Match Long-Term Incentive Plans.

1.34          “Match Long-Term Incentive Plans” means any of the IAC/InterActiveCorp 2020 Stock and Annual Incentive Plan (as defined in the Transaction Agreement), the Match Group, Inc. 2017 Stock and Annual Incentive Plan or the Match Group, Inc. 2015 Stock and Annual Incentive Plan, each as in effect as of the time relevant to the applicable provisions of this Agreement.

1.35          “Match Post-Separation Value” means the closing per share price of Match Common Stock as listed on the NASDAQ as of 4:00 P.M. New York City time on the last full trading session prior to the occurrence of the Mandatory Exchange Effective Time minus $3.00.

1.36          “Match Ratio” means 3.1081, (a) the IAC Pre-Separation Value divided by (b) Match Post-Separation Value.

1.37          “Medical Plan” when immediately preceded by “IAC,” means the Benefit Plan under which medical benefits are provided to IAC Employees established and maintained by IAC. When immediately preceded by “Match,” Medical Plan means the Benefit Plan under which medical benefits are provided to Match Employees to be established by Match pursuant to Article IV.

1.38          “New IAC” has the meaning set forth in the recitals.

1.39          “Non-parties” has the meaning set forth in Section 7.4(b).

1.40          “Option” when immediately preceded by “IAC” means an option (either nonqualified or incentive) to purchase shares of IAC Common Stock pursuant to an IAC Long-Term Incentive Plan. When immediately preceded by “Match,” Option means an option (either nonqualified or incentive) to purchase shares of Match Common Stock pursuant to a Match Long-Term Incentive Plan.

1.41          “Participating Company” means (a) IAC and (b) any other Person (other than an individual) that participates in a plan sponsored by any IAC Entity.

1.42          “Parties” means IAC, Match and New IAC, and “Party” means any of IAC, Match and New IAC.

1.43          “Person” has the meaning given that term in the Transaction Agreement.

1.44          “Reclassification Exchange Ratio” has the meaning given that term in the Transaction Agreement.

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1.45          “RSU Award” (a) when immediately preceded by “IAC,” means an award of restricted stock units issued under an IAC Long-Term Incentive Plan representing a general unsecured promise by IAC to pay the value of shares of IAC Common Stock in cash or shares of IAC Common Stock and, (b) when immediately preceded by “Match,” means an award of restricted stock units issued under a Match Long-Term Incentive Plan representing a general unsecured promise by Match to pay the value of shares of Match Common Stock in cash or shares of Match Common Stock.

1.46          “Separation Transactions” has the meaning given that term in the Transaction Agreement.

1.47          “Subsidiary” has the meaning given that term in the Transaction Agreement.

1.48          “Transaction Agreement” has the meaning set forth in the recitals to this Agreement.

1.49          “U.S.” means the 50 United States of America and the District of Columbia.

ARTICLE II
GENERAL PRINCIPLES

2.1            Employment of Match Employees. All Match Employees shall continue to be employees of Match or another Match Entity, as the case may be, immediately after the Mandatory Exchange Effective Time. To the extent that any individual is both a Match Employee and an IAC Employee immediately prior to the Mandatory Exchange Effective Time, the Parties shall agree in writing whether such individual shall continue as solely a Match Employee, solely an IAC Employee or as a dual employee, and the rights and obligations in respect of such individual under this Agreement and the Transaction Agreement shall be allocated among the parties based on such agreement as to such employee’s status and, for a person continuing as a dual employee, as the Parties may otherwise agree in writing. Not later than the Mandatory Exchange Effective Time, the employment of all IAC Employees shall be transferred to an entity that will be a member of the New IAC Group following the Mandatory Exchange Effective Time.

2.2           Assumption and Retention of Liabilities; Related Assets.

(a)           As of the Mandatory Exchange Effective Time, except as expressly provided in this Agreement, the IAC Entities shall assume or retain and IAC hereby agrees to pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all IAC Benefit Plans with respect to all IAC Employees, Former IAC Employees and their dependents and beneficiaries, (ii) all Liabilities with respect to the employment or termination of employment of all IAC Employees and Former IAC Employees, in each case to the extent arising in connection with or as a result of employment with or the performance of services to any IAC Entity, and (iii) any other Liabilities expressly assigned to IAC under this Agreement. All assets held in trust to fund the IAC Benefit Plans and all insurance policies funding the IAC Benefit Plans shall be New IAC Assets (as defined in the Transaction Agreement), except to the extent specifically provided otherwise in this Agreement.

(b)           From and after the Mandatory Exchange Effective Time, except as expressly provided in this Agreement, Match and the Match Entities shall assume or retain, as applicable, and Match hereby agrees to pay, perform, fulfill and discharge, in due course in full, (i) all Liabilities under all Match Benefit Plans, (ii) all Liabilities with respect to the employment or termination of employment of all Match Employees and Former Match Employees, in each case to the extent arising in connection with or as a result of employment with or the performance of services to any Match Entity, and (iii) any other Liabilities expressly assigned to Match or any Match Entity under this Agreement.

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(c)           From and after the Mandatory Exchange Effective Time, IAC shall retain all rights and obligations that it had with respect to each of the IAC Subsidiary Equity Plans and the IAC/ANGI EMA (each as defined in Section 5.02(c) of the IAC Disclosure Letter) immediately prior to the Mandatory Exchange Effective Time.

2.3            Match Participation in IAC Benefit Plans. Except as otherwise expressly provided herein, effective as of the Mandatory Exchange Effective Time, Match and each other Match Entity shall cease to be a Participating Company in any IAC Benefit Plan, and IAC and Match shall take all necessary action to effectuate such cessation as a Participating Company.

2.4            Commercially Reasonable Efforts. IAC and Match shall use commercially reasonable efforts to (a) enter into any necessary agreements and adopt any necessary amendments to any applicable benefit plans to accomplish the assumptions and transfers contemplated by this Agreement; and (b) provide for the maintenance of the necessary participant records, the appointment of the trustees and the engagement of recordkeepers, investment managers, providers, insurers, and other third parties reasonably necessary to maintaining and administering the IAC Benefit Plans and the Match Benefit Plans.

2.5            Regulatory Compliance. IAC and Match shall, in connection with the actions taken pursuant to this Agreement, reasonably cooperate in making any and all appropriate filings required under the Code, ERISA and any applicable securities laws, implementing all appropriate communications with participants, transferring appropriate records and taking all such other actions as the requesting party may reasonably determine to be necessary or appropriate to implement the provisions of this Agreement in a timely manner.

ARTICLE III
401(K) Plan Matters

3.1            From November 24, 2015 and continuing until the Benefits Participation End Date, Match adopts, and shall participate in as an Adopting Employer (as defined in the IAC 401(k) Plan), the IAC 401(k) Plan for the benefit of Match Employees and Former Match Employees, and IAC consents to such adoption and maintenance, in accordance with the terms of the IAC 401(k) Plan. Each of the Parties agrees and acknowledges that until the Benefits Participation End Date, Match shall make timely direct contributions (including matching contributions) to the IAC 401(k) Plan on behalf of such Match participating employees in accordance with the terms of the IAC 401(k) Plan and in accordance with (and no less promptly than) the timing of contributions made by IAC prior to the Mandatory Exchange Effective Time.

3.2            Each of the Parties agrees that, within six months following the Mandatory Exchange Effective Time, the trustee of the IAC 401(k) Plan shall (a) sell all shares of Match Common Stock held in the accounts of IAC Employees and Former IAC Employees, and (b) sell all shares of IAC Common Stock held in the accounts of Match Employees and Former Match Employees.

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3.3            On and after the Mandatory Exchange Effective Time and until the completion of the sales contemplated by Section 3.2, shares of Match Common Stock shall be held in a Match Common Stock Fund under the IAC 401(k) Plan and shares of IAC Common Stock shall be held in an IAC Common Stock Fund under the IAC 401(k) Plan. Following the Mandatory Exchange Effective Time, (a) IAC Employees and Former IAC Employees shall not be permitted to acquire shares of Match Common Stock under the IAC 401(k) Plan, and (b) Match Employees and Former Match Employees shall not be permitted to acquire shares of IAC Common Stock under the IAC 401(k) Plan.

3.4            Effective as of the date immediately following the Benefits Participation End Date, Match shall establish the Match 401(k) Plan and the Match 401(k) Plan Trust. As soon as practical following the establishment of the Match 401(k) Plan and the Match 401(k) Plan Trust, IAC shall cause the accounts of the Match Employees and Former Match Employees in the IAC 401(k) Plan to be transferred to the Match 401(k) Plan and the Match 401(k) Plan Trust in cash or such other assets as mutually agreed by IAC and Match, and Match shall cause the Match 401(k) Plan to assume and be solely responsible for all Liabilities under the IAC 401(k) Plan to or relating to Match Employees and Former Match Employees whose accounts are transferred from the IAC 401(k) Plan. IAC and Match agree to cooperate in making all appropriate filings and taking all reasonable actions required to implement the provisions of this Section 3.1; provided that Match acknowledges that it will be responsible for complying with any requirements and applying for any determination letters with respect to the Match 401(k) Plan.

3.5            IAC and Match shall each separately assume sole responsibility for ensuring that its respective savings plan(s) are maintained in compliance with applicable laws with respect to holding shares of their respective common stock and common stock of the other entity.

ARTICLE IV
HEALTH AND WELFARE PLANS

4.1            H&W Continuation Period.

(a)           IAC will cause the IAC Health and Welfare Plans in effect at the Mandatory Exchange Effective Time (“IAC H&W Plans”) to provide coverage to Match Employees and Former Match Employees (and, in each case, their beneficiaries and dependents) from and after November 24, 2015 until the Benefits Participation End Date (such period, the “H&W Continuation Period”). Coverage following the Mandatory Exchange Effective Time shall be on the same basis as immediately prior to the Mandatory Exchange Effective Time and in accordance with the terms of IAC’s Health and Welfare Plans. Following the Mandatory Exchange Effective Time, Match shall pay to IAC fees in respect of IAC covering such Match Employees and Former Match Employees under the IAC Health and Welfare Plans, such fees to be based on the per-employee budgeted rates set forth on Schedule A to this Agreement. The fees contemplated by this Section 4.1(a) shall be payable in advance each month (i.e., not later than the first day of any month during which coverage applies) during the H&W Continuation Period and shall be based on the prior month’s enrollment, with appropriate, subsequent adjustments in each succeeding month to reflect actual enrollment, consistent with the practices in effect prior to the Mandatory Exchange Effective Time. In addition, Match shall be subject to the same policies with respect to “catch up” premium payments and “premium holidays” applicable to other IAC companies participating in the IAC H&W Plans, consistent with the practices in effect prior to the Mandatory Exchange Effective Time. In the event that Match fails to pay in a timely manner the fees contemplated by this Section 4.1(a), IAC shall have no obligation to continue, and may cease, to provide the coverage contemplated by this Section 4.1(a) to the Match Employees and Former Match Employees commencing on the fifteenth day that any such fees are past due.

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(b)          Following each calendar year during the H&W Continuation Period, but not later than one hundred eighty days thereafter, IAC shall calculate in good faith the total costs and expenses of the IAC Health and Welfare Plans for such calendar year (including without limitation claims paid and costs and expenses associated with the administration of the IAC Health and Welfare Plans (as determined by IAC in its good faith discretion) and IAC’s good faith estimate of claims incurred in such calendar year but not reported (such estimate to be prepared based on historical claims reporting patterns and history) (the “Annual H&W Expenses”), and IAC promptly shall provide to Match the Annual H&W Expenses following such calculation. To the extent Annual H&W Expenses (i) exceed the aggregate fees paid by IAC and Match in respect of coverage during the applicable calendar year of IAC Employees and Former IAC Employees and Match Employees and Former Match Employees, Match shall be required to pay to IAC by wire transfer its ratable portion (calculated on the basis of the number of Match Employees relative to the total number of IAC Employees and Match Employees taken together) of the fees deficit, and (ii) are less than the Annual H&W Expenses, IAC shall pay to Match its ratable portion (calculated on the basis of the number of Match Employees relative to the total number of IAC Employees and Match Employees taken together) of the excess fees collected, any such payments pursuant to clause (i) or clause (ii) to be made no later than July 15 following the applicable calendar year. Any calculations made by IAC pursuant to this Section 4.1(b) shall be final and binding upon Match and the calculations contemplated by this Section 4.1(b) shall be adjusted to take into account any calendar year in which participation by Match Employees and Former Match Employees in the IAC Health and Welfare Plans is for less than the full calendar year.

4.2            Establishment of Health and Welfare Plans.

  (a)           Effective as of the date following the Benefits Participation End Date, Match shall adopt Health and Welfare Plans for the benefit of Match Employees and Former Match Employees, and Match shall be responsible for all Liabilities relating to, arising out of or resulting from health and welfare coverage or claims incurred by or on behalf of Match Employees and Former Match Employees or their covered dependents under the Match Health and Welfare Plans after the Benefits Participation End Date.

  (b)           Notwithstanding anything to the contrary in this Section 4.2:

(i)             with respect to any Match Employee who becomes entitled to receive long-term disability benefits under the terms of the IAC Health and Welfare Plans prior to the Benefits Participation End Date, such Match Employee shall continue to receive long-term disability benefits under the IAC Health and Welfare Plans after the Benefits Participation End Date in accordance with the terms of the IAC Health and Welfare Plans; and

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(ii)            with respect to any Match Employee who is receiving short-term disability benefits under the IAC Health and Welfare Plans as of the Benefits Participation End Date, Match shall be responsible, as of the first day following the Benefits Participation End Date, for providing to such Match Employee short term disability benefits and long-term disability benefits under the Match Health and Welfare Plans.

4.3            Retention of Sponsorship and Liabilities. Following the Mandatory Exchange Effective Time, IAC shall retain:

  (a)           sponsorship of all IAC Health and Welfare Plans and any trust or other funding arrangement established or maintained with respect to such plans, including any assets held as of the Mandatory Exchange Effective Time with respect to such plans; and

  (b)           all Liabilities under the IAC Health and Welfare Plans, subject to the obligations of Match described in Section 4.1.

IAC shall not assume any Liability under any Match Health and Welfare Plan, and all such claims shall be satisfied pursuant to Section 4.2(a).

4.4           Flexible Benefit Plan. IAC will continue to maintain on behalf of Match Employees the health care reimbursement program, the transit and parking reimbursement program and the dependent care reimbursement program of the IAC Flexible Benefit Plan (all of such accounts, “IAC Flexible Benefit Plan”) for claims incurred on or prior to the Benefits Participation End Date on the same basis as immediately prior to the Mandatory Exchange Effective Time and in accordance with the terms of the IAC Flexible Benefit Plan. Following the Mandatory Exchange Effective Time, until such time as Match ceases to participate in the IAC Flexible Benefit Plan and has satisfied all of its obligations thereunder, Match shall pay to IAC the amounts claimed by Match Employees under the IAC Flexible Benefit Plan in addition to Match’s share of the administrative cost of the IAC Flexible Benefit Plan (based on IAC historical allocations), such amounts to be paid by Match on a one-month lagging basis (i.e., claims made and administrative costs incurred during a particular month shall be billed in the immediately succeeding month); provided, that Match shall remit payment to IAC no later than the fifth business day following delivery by IAC of an invoice to Match. Match Employees shall not participate in the IAC Flexible Benefit Plan after the Benefits Participation End Date.

4.5            Workers’ Compensation Liabilities. All workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by an IAC Employee, Former IAC Employee, Match Employee and Former Match Employee that results from an accident occurring, or from an occupational disease which becomes manifest, on or before the Mandatory Exchange Effective Time shall be retained by IAC; provided, however, that Match promptly shall reimburse IAC for any such Liabilities relating to Match Employees or Former Match Employees borne by IAC following November 24, 2015. All workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by an IAC Employee or Former IAC Employee shall be retained by IAC. All workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by a Match Employee or Former Match Employee that results from an accident occurring, or from an occupational disease which becomes manifest, on or after the Mandatory Exchange Effective Time shall be retained by Match. For purposes of this Agreement, a compensable injury shall be deemed to be sustained upon the occurrence of the event giving rise to eligibility for workers’ compensation benefits or at the time that an occupational disease becomes manifest, as the case may be. IAC, Match and the other Match Entities shall cooperate with respect to any notification to appropriate governmental agencies of the Mandatory Exchange Effective Time and the issuance of new, or the transfer of existing, workers’ compensation insurance policies and claims handling contracts.

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4.6           Payroll Taxes and Reporting of Compensation. IAC and Match shall, and shall cause the other IAC Entities and the other Match Entities to, respectively, take such action as may be reasonably necessary or appropriate in order to minimize Liabilities related to payroll taxes after the Mandatory Exchange Effective Time. IAC and Match shall, and shall cause the other IAC Entities and the other Match Entities to, respectively, each bear its responsibility for payroll tax obligations and for the proper reporting to the appropriate governmental authorities of compensation earned by their respective employees after the Mandatory Exchange Effective Time, including compensation related to the exercise of Options.

ARTICLE V
EXECUTIVE BENEFITS AND OTHER BENEFITS

5.1           Assumption of Obligations. Except as provided in this Agreement, effective as of November 24, 2015, Match shall assume and be solely responsible for all Liabilities to or relating to Match Employees and Former Match Employees under all IAC Executive Benefit Plans and Match Executive Benefit Plans. For the avoidance of doubt, IAC shall retain all Liabilities under the IAC Executive Benefit Plans for all IAC Employees and Former IAC Employees. The Parties hereto agree that none of the transactions contemplated by the Transaction Agreement or any of the Ancillary Agreements, including, without limitation, this Agreement, constitutes a “change in control,” “change of control” or similar term, as applicable, within the meaning of any Benefit Plan, any IAC Long-Term Incentive Plan or any Match Long-Term Incentive Plan.

5.2            Severance. (a) A Match Employee shall not be deemed to have terminated employment for purposes of determining eligibility for severance benefits in connection with or in anticipation of the consummation of the transactions contemplated by the Transaction Agreement. Match shall be solely responsible for all Liabilities in respect of all costs arising out of payments and benefits relating to the termination or alleged termination of any Match Employee or Former Match Employee’s employment that occurs prior to, as a result of, in connection with or following the consummation of the transactions contemplated by the Transaction Agreement, including any amounts required to be paid (including any payroll or other taxes), and the costs of providing benefits, under any applicable severance, separation, redundancy, termination or similar plan, program, practice, contract, agreement, law or regulation (such benefits to include any medical or other welfare benefits, outplacement benefits, accrued vacation, and taxes).

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(b)           An IAC Employee shall not be deemed to have terminated employment for purposes of determining eligibility for severance benefits in connection with or in anticipation of the consummation of the transactions contemplated by the Transaction Agreement. IAC shall be solely responsible for all Liabilities in respect of all costs arising out of payments and benefits relating to the termination or alleged termination of any IAC Employee or Former IAC Employee’s employment that occurs prior to, as a result of, in connection with or following the consummation of the transactions contemplated by the Transaction Agreement, including any amounts required to be paid (including any payroll or other taxes), and the costs of providing benefits, under any applicable severance, separation, redundancy, termination or similar plan, program, practice, contract, agreement, law or regulation (such benefits to include any medical or other welfare benefits, outplacement benefits, accrued vacation, and taxes).

5.3           Certain Equity Award Matters. Match shall reimburse IAC for the cost of any IAC RSU Awards or IAC Options held by Match Employees or Former Match Employees that vest (in the case of IAC RSU Awards) or are exercised (in the case of IAC Options) on or after November 24, 2015 with such cost equal to the taxable income that arises from the applicable vesting or exercise event, net of withholding taxes (payment for which Match shall be solely responsible) (the “IAC Award Cost”). No later than five Business Days following invoice therefor, Match shall pay to IAC the IAC Award Cost in cash. Allocation of economic responsibility for the Match Options resulting from the conversion contemplated by Section 6.1(a) of this Agreement is set forth in the Transaction Agreement.

ARTICLE VI

EQUITY AWARD ADJUSTMENTS

6.1           IAC Long-Term Incentive Plans. IAC and Match shall take all actions necessary or appropriate so that each outstanding IAC Option and IAC RSU Award granted under any IAC Long-Term Incentive Plan held by any individual shall be adjusted as set forth in this ARTICLE VI. The adjustments set forth below shall be the sole adjustments made with respect to IAC Options and IAC RSU Awards in connection with the transactions contemplated by the Transaction Agreement.

(a)            Currently Outstanding IAC Options. As determined by the Compensation and Human Resources Committee of the IAC Board of Directors (the “IAC Committee”) pursuant to its authority under the applicable IAC Long-Term Incentive Plan, each IAC Option that is outstanding (x) on December 19, 2019 and (y) as of immediately prior to the Mandatory Exchange Effective Time shall be converted into both an IAC Option and a Match Option and shall otherwise be subject to the same terms and conditions after the Mandatory Exchange Effective Time as the terms and conditions applicable to such IAC Option immediately prior to the Mandatory Exchange Effective Time; provided, however, that from and after the Mandatory Exchange Effective Time:

(i)             (A) the number of shares of IAC Common Stock subject to such IAC Option shall be equal to the same number of shares of IAC Common Stock subject to such IAC Option immediately prior to the Mandatory Exchange Effective Time, and (B) the per share exercise price of such IAC Option, rounded up to the nearest one one hundredth of a cent (i.e to the fourth decimal place), shall be equal to the quotient obtained by dividing (1) the per share exercise price of such IAC Option immediately prior to the Mandatory Exchange Effective Time by (2) the IAC Ratio; and

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(ii)            (A) the number of shares of Match Common Stock subject to such Match Option, rounded down to the nearest whole share, shall be equal to the product obtained by multiplying (1) the number of shares of IAC Common Stock subject to such IAC Option immediately prior to the Mandatory Exchange Effective Time by (2) the Reclassification Exchange Ratio, and (B) the per share exercise price of such Match Option, rounded up to the nearest one one hundredth of a cent (i.e. to the fourth decimal place), shall be equal to the quotient obtained by dividing (1) the per share exercise price of such IAC Option immediately prior to the Mandatory Exchange Effective Time by (2) the Match Ratio.

(b)           Newly Granted IAC Options. As determined by the IAC Committee pursuant to its authority under the applicable IAC Long-Term Incentive Plan, each IAC Option that is (x) granted after December 19, 2019 and (y) outstanding as of immediately prior to the Mandatory Exchange Effective Time shall be subject to the same terms and conditions after the Mandatory Exchange Effective Time as the terms and conditions applicable to such IAC Option immediately prior to the Mandatory Exchange Effective Time; provided, however, that from and after the Mandatory Exchange Effective Time (i) the number of shares of IAC Common Stock subject to such IAC Option, rounded down to the nearest whole share, shall be equal to the product obtained by multiplying (A) the number of shares of IAC Common Stock subject to such IAC Option immediately prior to the Mandatory Exchange Effective Time by (B) the IAC Ratio and (ii) the per share exercise price of such IAC Option, rounded up to the nearest one one hundredth of a cent (i.e. to the fourth decimal place), shall equal the quotient obtained by dividing (A) the per share exercise price of such IAC Option immediately prior to the Mandatory Exchange Effective Time by (B) the IAC Ratio

(c)           IAC RSU Awards. As determined by the IAC Committee pursuant to its authority under the applicable IAC Long-Term Incentive Plan, each IAC RSU Award shall be subject to the same terms and conditions immediately after the Mandatory Exchange Effective Time as the terms and conditions applicable to such IAC RSU Award immediately prior to the Mandatory Exchange Effective Time; provided, however, that from and after the Mandatory Exchange Effective Time, (i) the number of shares of IAC Common Stock covered by each IAC RSU Award, rounded to the nearest whole share, shall be equal to the product of (A) the number of shares of IAC Common Stock covered by such IAC RSU Award immediately prior to the Mandatory Exchange Effective Time and (B) the IAC Ratio, and (ii) for any IAC RSU Awards subject to performance conditions, the performance conditions shall be equitably adjusted, as determined by the IAC Committee, to reflect the impact of the Separation Transactions.

(d)          Foreign Grants/Awards.

(i)             To the extent that any of the IAC Options or IAC RSU Awards are granted to non-U.S. employees under any domestic or foreign equity-based incentive program sponsored by an IAC Entity, IAC and Match shall use their commercially reasonable efforts to preserve, at and after the Mandatory Exchange Effective Time, the value and tax treatment accorded to such IAC Options and such IAC RSU Awards granted to non-U.S. employees under any domestic or foreign equity-based incentive program sponsored by an IAC Entity.

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(ii)           To the extent that any of the Match Options or Match RSU Awards are granted to non-U.S. employees under any domestic or foreign equity-based incentive program sponsored by a Match Entity, IAC and Match shall use their commercially reasonable efforts to preserve, at and after the Mandatory Exchange Effective Time, the value and tax treatment accorded to such Match Options and such Match RSU Awards granted to non-U.S. employees under any domestic or foreign equity-based incentive program sponsored by a Match Entity.

6.2            Match Long-Term Incentive Plans. As determined by the Compensation and Human Resources Committee of the Match Board of Directors pursuant to its authority under the applicable Match Long-Term Incentive Plan, each equity award (“Match Equity Award”) corresponding to shares of Match Common Stock shall be adjusted as set forth in Section 2.03(g) of the Transaction Agreement.

6.3           Miscellaneous Option and Other Award Terms. IAC Options and IAC RSU Awards adjusted pursuant to Section 6.1, regardless of by whom held, shall be settled by IAC pursuant to the terms of the applicable IAC Long-Term Incentive Plan, and Match Equity Awards (including IAC Options that convert into Match Options pursuant to Section 6.1), regardless of by whom held, shall be settled by Match pursuant to the terms of the applicable Match Long-Term Incentive Plan. It is intended that, to the extent of the issuance of Match Options in connection with the adjustment provisions of Section 6.1, the applicable Match Long-Term Incentive Plan shall be considered a successor to each of the IAC Long-Term Incentive Plans and Match shall be considered to have assumed the obligations of the applicable IAC Long-Term Incentive Plan to make the adjustment of the IAC Options and IAC Awards as set forth in Section 6.1. The Mandatory Exchange Effective Time shall not constitute a termination of employment for any IAC Employee for purposes of any Match Option and, except as otherwise provided in this Agreement, with respect to grants adjusted pursuant to Section 6.1, employment with IAC shall be treated as employment with Match with respect to Match Options held by IAC Employees. The Mandatory Exchange Effective Time shall not constitute a termination of employment for any Match Employee for purposes of any IAC Option and, except as otherwise provided in this Agreement, with respect to grants adjusted pursuant to Section 6.1, employment with Match shall be treated as employment with IAC with respect to IAC Options held by Match Employees. Termination of employment following the Mandatory Exchange Effective Time from (i) all IAC Entities shall be treated as a termination of employment with respect to any Match Options held by an IAC Employee and (ii) all Match Entities shall be treated as a termination of employment with respect to any IAC Options held by a Match Employee.

6.4           Waiting Period for Exercisability of Options and Settlement of RSU Awards. The IAC Options and Match Options shall not be exercisable during a period beginning on a date prior to the Mandatory Exchange Effective Time reasonably determined by IAC, and continuing until the IAC Post-Separation Value and the Match Post-Separation Value are determined, or such longer period as IAC, with respect to IAC Options, and Match, with respect to Match Options, reasonably determines is necessary to implement the provisions of this Article VI. The IAC RSU Awards and Match RSU Awards shall not be settled during a period beginning on a date prior to the Mandatory Exchange Effective Time determined by IAC in its sole discretion, and continuing until the IAC Post-Separation Value and the Match Post-Separation Value are determined immediately after the Mandatory Exchange Effective Time, or such longer period as IAC, with respect to IAC RSU Awards, and Match, with respect to Match RSU Awards, determines is necessary to implement the provisions of this Article VI.

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6.5           Treatment of Specified RSU Awards. The Parties agree to the treatment set forth on Schedule B to this Agreement of the restricted stock units set forth on Schedule B to this Agreement.

ARTICLE VII
GENERAL AND ADMINISTRATIVE

7.1           Sharing of Participant Information. IAC and Match shall share, and IAC shall cause each other IAC Entity to share, and Match shall cause each other Match Entity to share with each other and their respective agents and vendors (without obtaining releases) all participant information necessary for the efficient and accurate administration of each of the Match Benefit Plans and the IAC Benefit Plans. IAC and Match and their respective authorized agents shall, subject to applicable laws and the entry into such agreements as shall be reasonably necessary or appropriate to comply with all applicable data protection laws, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other Party, to the extent necessary for such administration. Until the Benefits Participation End Date and for such reasonable period thereafter as is reasonably necessary or appropriate to fulfill the purposes and intent of this Agreement, all participant information shall be provided in a manner and medium as may be mutually agreed to by IAC and Match.

7.2           Reasonable Efforts/Cooperation. Each of the Parties hereto will use its commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Each of the Parties hereto shall cooperate fully on any issue relating to the transactions contemplated by this Agreement for which the other Party seeks a determination letter or private letter ruling from the Internal Revenue Service, an advisory opinion from the Department of Labor or any other filing (including, but not limited to, securities filings (remedial or otherwise)), consent or approval with respect to or by a governmental agency or authority in any jurisdiction in the U.S. or abroad.

7.3           No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not intended to confer upon any other Persons any rights or remedies hereunder. Except as expressly provided in this Agreement, nothing in this Agreement shall preclude IAC or any other IAC Entity, at any time after the Mandatory Exchange Effective Time, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any IAC Benefit Plan, any benefit under any Benefit Plan or any trust, insurance policy or funding vehicle related to any IAC Benefit Plan. Except as expressly provided in this Agreement, nothing in this Agreement shall preclude Match or any other Match Entity, at any time Mandatory Exchange Effective Time, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Match Benefit Plan, any benefit under any Benefit Plan or any trust, insurance policy or funding vehicle related to any Match Benefit Plan.

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7.4           Audit Rights With Respect to Information Provided.

(a)           Each of IAC and Match, and their duly authorized representatives, shall have the right to conduct reasonable audits (but not in excess of one audit per fiscal quarter) with respect to all information required to be provided to it by the other Party under this Agreement. The Party conducting the audit (the “Auditing Party”) may adopt reasonable procedures and guidelines for conducting audits and the selection of audit representatives under this Section 7.4. The Auditing Party shall have the right to make copies of any records at its expense, subject to any restrictions imposed by applicable laws and to any confidentiality provisions set forth in the Transaction Agreement, which are incorporated by reference herein. The Party being audited shall provide the Auditing Party’s representatives with reasonable access during normal business hours to its operations, computer systems and paper and electronic files, and provide workspace to its representatives. After any audit is completed, the Party being audited shall have the right to review a draft of the audit findings and to comment on those findings in writing within thirty business days after receiving such draft.

(b)           The Auditing Party’s audit rights under this Section 7.4 shall include the right to audit, or participate in an audit facilitated by the Party being audited, of any Subsidiaries and Affiliates of the Party being audited and to require the other Party to request any benefit providers and third parties with whom the Party being audited has a relationship, or agents of such Party, to agree to such an audit to the extent any such Persons are affected by or addressed in this Agreement (collectively, the “Non-parties”). The Party being audited shall, upon written request from the Auditing Party, provide an individual (at the Auditing Party’s expense) to supervise any audit of a Non-party. The Auditing Party shall be responsible for supplying, at the Auditing Party’s expense, additional personnel sufficient to complete the audit in a reasonably timely manner. The responsibility of the Party being audited shall be limited to providing, at the Auditing Party’s expense, a single individual at each audited site for purposes of facilitating the audit.

7.5            Fiduciary Matters. It is acknowledged that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good faith determination that to do so would violate such a fiduciary duty or standard. Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party for any Liabilities caused by the failure to satisfy any such responsibility.

7.6            Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any third party (such as a vendor) and such consent is withheld, the Parties hereto shall use commercially reasonable efforts to implement the applicable provisions of this Agreement to the full extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties hereto shall negotiate in good faith to implement the provision in a mutually satisfactory manner. The phrase “commercially reasonable efforts” as used herein shall not be construed to require any Party to incur any non-routine or unreasonable expense or Liability or to waive any right.

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ARTICLE VIII
MISCELLANEOUS

8.1            Effectiveness. This Agreement shall become effective immediately prior to the Mandatory Exchange Effective Time and shall supersede the Prior EMA at such time, subject to the consummation of the Separation Transactions.

8.2            Effect If Mandatory Exchange Effective Time Does Not Occur. If the Transaction Agreement is terminated in accordance with its terms prior to the Mandatory Exchange Effective Time, then this Agreement shall terminate and all actions and events that are, under this Agreement, to be taken or occur effective immediately prior to or as of the Mandatory Exchange Effective Time, or otherwise in connection with the Separation Transactions, shall not be taken or occur and the Prior EMA shall remain in effect in accordance with its terms, except to the extent specifically agreed by IAC and Match.

8.3           Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the Parties, it being understood and agreed that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between the Parties other than the relationship set forth herein.

8.4           Affiliates. Each of IAC and Match shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by another IAC Entity or a Match Entity, respectively.

8.5            Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses and facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number or person as a Party may designate by notice to the other Parties):

(a)       if to IAC:

IAC/InterActiveCorp

555 West 18th Street

New York, NY 10011

Attention:     General Counsel

Email:             Gregg.Winiarski@iac.com

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:    Andrew J. Nussbaum, Esq.
                       Jenna Levine, Esq.
Email:             ajnussbaum@wlrk.com
                        jelevine@wlrk.com

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(b)       if to Match:

Match Group, Inc.

8750 North Central Expressway

Suite 1400

Dallas, TX 75231

Attention:     Chief Legal Officer

Email:              Jared.Sine@match.com

with a copy to:

Debevoise & Plimpton
919 Third Avenue
New York, NY 10022
Attention:     Jeffrey J. Rosen
                       William D. Regner
Email:             jrosen@debevoise.com
                       wdregner@debevoise.com

8.6           Incorporation of Transaction Agreement Provisions. The following provisions of the Transaction Agreement are hereby incorporated herein by reference, and unless otherwise expressly specified herein, such provisions shall apply as if fully set forth herein mutatis mutandis (references in this Section 8.6 to an “Article” or “Section” shall mean Articles or Sections of the Transaction Agreement, and references in the material incorporated herein by reference shall be references to the Transaction Agreement): Section 7.03 (relating to Required Efforts); Article X (relating to Indemnification); Article XI (relating to Exchange of Information; Confidentiality); Article XII (relating to Dispute Resolution); and Article XIII (relating to Miscellaneous).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the Parties have caused this Amended and Restated Employee Matters Agreement to be duly executed as of the day and year first above written.

IAC/INTERACTIVECORP

By:	/s/ Gregg Winiarski
Name: Gregg Winiarski
Title: EVP and General Counsel

Match Group, Inc.

By:	/s/ Jared Sine
Name: Jared Sine
Title: Chief Legal Officer & Secretary

IAC HOLDINGS, INC.

By:	/s/ Joanne Hawkins
Name: Joanne Hawkins
Title: SVP and Deputy General Counsel

[SIGNATURE PAGE TO EMPLOYEE MATTERS AGREEMENT]

Schedule A

Schedule B